Exhibit 99.1

UNITED STATES OF AMERICA
Before the
OFFICE OF THRIFT SUPERVISION

)
In the Matter of	)
	)	Order No. NE 07-
PEOPLES FEDERAL SAVINGS	)
AND LOAN ASSOCIATION,	)	Date: February 8, 2007
Sidney, Ohio (OTS No. 03917))
)

ORDER TO CEASE AND DESIST
WHEREAS, PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION, Sidney, Ohio (the “Savings Association”, OTS No. 03917) has executed a Stipulation and Consent to Issuance of an Order to Cease and Desist (“Stipulation”); and
WHEREAS, the Savings Association, by its execution of the Stipulation, has consented and agreed to the issuance of this Order to Cease and Desist (“Order”) pursuant to 12 U.S.C. § 1818(b);1  and
WHEREAS, the Director of the Office of Thrift Supervision (“OTS”) has delegated to the Regional Directors of the OTS the authority to issue consent orders on behalf of the OTS pursuant to provisions of Section 8 of Federal Deposit Insurance Act, 12 U.S.C. § 1818.
NOW, THEREFORE, IT IS ORDERED THAT:
1. Compliance With Laws and Regulations.
The Savings Association and its directors, officers, employees, and agents shall cease and desist from any action (alone or with another or others) for or toward causing, bringing about, participating in, counseling or the aiding and abetting of any violation of:
The Currency and Foreign Transactions Reporting Act, as amended by the USA Patriot Act and other laws (the “Bank Secrecy Act” or “BSA”), 31 U.S.C. §§ 5311 et seq., and the regulations issued thereunder by the U. S. Department of the Treasury, 31 C.F.R. §§ 103.11 et seq., and the related BSA regulations issued by the OTS, 12 C.F.R. § 563.177 (collectively with the aforementioned laws and regulations, the “BSA Laws and Regulations”), including but not limited to:
• 12 C.F.R. § 563.177 (anti-money laundering program requires an effective “independent testing” component); and
• 12 C.F.R. § 563.180(d) and 31 C.F.R. § 103.18 (Suspicious Activity Reports).

______________________________
1 All references to the United States Code (“U.S.C.”) are as amended, unless otherwise indicated.

2.	Adoption and Implementation of Corrective Plan Required.
(a) By no later than sixty (60) days of the Effective Date of this Order, the Savings Association shall adopt (by official action of its Board of Directors) and commence implementation of an appropriate written corrective action plan (“Corrective Plan”) reasonably designed to correct BSA-related deficiencies reported in the OTS Report of Examination for the examination started on September 25, 2006. Among other things, the Corrective Plan shall provide for:
(i) Implementation of enhanced customer due diligence procedures for all “higher-risk” customers; such enhanced procedures shall be employed prior to account opening for new accounts of “higher-risk” customers;
(ii) Additional employee training that shall be designed - (A) to facilitate employee identification of possible “structured transactions” and other suspicious transactions, and (b) to promote timely and accurate preparation and filing of Suspicious Activity Reports in accordance with 12 C.F.R. § 563.180(d) and 31 C.F.R. § 103.18; and
(iii)  Effective independent testing for compliance by properly qualified and trained persons; and
(iv)  Timely implementation of all other corrective actions in response to BSA-related comments set out in the above-identified OTS Report of Examination.
(b) On no less than a monthly basis, the Savings Association’s Board (or an appropriate Board committee) shall monitor the Savings Association’s implementation of the Corrective Plan. In connection with such monitoring the Board (or committee) shall receive reports from appropriate Savings Association personnel and, if applicable, outside consultants. The monitoring by the Board (or committee) shall be duly reflected in the official minutes thereof.
(c) Starting no later than March 31, 2007 (or such later date as the OTS may permit in writing) and on a bi-monthly basis thereafter (until otherwise notified in writing by the OTS), the Savings Association’s Board (or an appropriate Board Committee) shall submit written status updates to the OTS relative to the Savings Association’s actions in response to the requirements of the preceding subparagraph.
(d) The Savings Association (including its Board, management, and employees) shall be responsive to OTS comments provided to the Savings Association relative to the contents and implementation of the Corrective Plan required by this Order.
(e) The Savings Association’s Board also shall monitor and update the BSA Compliance Program on an ongoing basis as necessary to adjust to: (i) changes in the Savings Association’s

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operations that may impact on its compliance with the BSA and regulations thereunder and (ii) changes to the BSA Laws and Regulations (as well as related forms).
3. Definitions.
All technical words or terms used in this Order for which meanings are not specified or otherwise provided by the provisions of this Order shall, insofar as applicable, have meanings as defined in Chapter V of Title 12 of the Code of Federal Regulations, the Home Owners’ Loan Act (“HOLA”), the Federal Deposit Insurance Act (“FDIA”), OTS Memoranda or other published OTS guidance. Any such technical words or terms used in this Order and undefined in said Code of Federal Regulations, the HOLA, the FDIA, or OTS Memoranda/guidance shall have meanings that are in accordance with the best custom and usage in the savings and loan industry.
4. Successor Statutes, Regulations, Guidance, Amendments.
Reference in this Order to provisions of statutes, regulations, OTS Memoranda, and other published regulatory guidance shall be deemed to include references to all amendments to such provisions as have been made as of the Effective Date and references to successor provisions as they become applicable.
5. No Violations Authorized; OTS Not Restricted.
Nothing in this Order or the Stipulation shall be construed as: (a) allowing the Savings Association to violate any law, rule, regulation, or policy statement to which it is subject, or (b) restricting or estopping the OTS from taking any action(s) that it believes are appropriate in fulfilling the responsibilities placed upon it by law including, without limitation, any type of supervisory, enforcement or other action that OTS determines to be appropriate, arising out of matters described in the most recent Report of Examination, or based on other matters.
6. Time Limits; Effect of Headings; Separability Clause; Stipulation Incorporated.
(a) Time limitations for compliance with the terms of this Order run from the Effective Date, unless otherwise noted.
(b) The section and paragraph headings herein are for convenience only and shall not affect the construction hereof.
(c) In case any provision in this Order is ruled to be invalid, illegal or unenforceable by the decision of any court of competent jurisdiction, the validity, legality and enforceability of the

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 remaining provisions hereof shall not in any way be affected or impaired thereby, unless the Regional Director in his/her sole discretion determines otherwise.
(d) The Stipulation is made a part hereof and is incorporated herein by this reference.
7. Effective Date; Duration.
This Order is and shall become effective on the date it is issued, i.e., the Effective Date as shown on the first page hereof. This Order (including the related Stipulation) shall remain in effect until terminated, modified or suspended, in writing by the OTS, acting through its Director, Regional Director or other authorized representative.

OFFICE OF THRIFT SUPERVISION

By:	/s/Robert C. Albanese
Robert C. Albanese
Regional Director, Northeast Region

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